Exhibit 99.1

Investor Relations Contact:	Media Relations Contact:
Varvara Alva	Meredith Payette
312-517-6460	312-517-6216
ir@gogoair.com	pr@gogoair.com

Gogo Appoints Oakleigh Thorne as President and Chief Executive Officer

Chicago, Ill., March 5, 2018 – Gogo (NASDAQ: GOGO), the leading global provider of broadband connectivity products and services for aviation, today announced that Oakleigh Thorne has been appointed President and Chief Executive Officer, effective immediately. Mr. Thorne’s appointment follows the mutual decision by Michael J. Small and the Gogo Board of Directors for Mr. Small to step down as President and Chief Executive Officer, and as a director of the Company.

Mr. Thorne, a director of the Company since 2003, has approximately 30 years of leadership experience with significant operational and financial expertise. He currently serves as Chief Executive Officer of Thorndale Farm LLC, the family office of the Thorne family, which is the largest Gogo shareholder, owning approximately 30 percent of the Company’s outstanding common stock. Mr. Thorne has served in numerous senior management positions, including as Chief Executive Officer of two public companies.

From May 2000 until July 2007, Mr. Thorne served as Chairman and Chief Executive Officer of eCollege.com. Under Mr. Thorne’s leadership, he drove a five-fold increase in equity value which culminated in the sale of the company for more than $500 million. Earlier in his career, Mr. Thorne served as Chief Executive Officer of Commerce Clearing House (CCH) and led a significant operational transformation that culminated in CCH’s $1.9 billion sale to Wolters Kluwer in 1996.

“I am excited to work with the Gogo team as we move forward with urgency to execute on four strategic priorities: driving quality for airlines and passengers, sharpening our operational focus, achieving profitability with the money we have in the bank and driving shareholder value,” said Mr. Thorne. “We are highly confident in our ability to achieve our strategic and financial objectives as we improve execution and realize our significant growth opportunities.”

Ronald T. LeMay, Chairman of the Gogo Board of Directors, said, “With our best-in-class technology and capabilities, the Board believes that Gogo has a clear path to achieving our objectives and that now is the right time to transition leadership. After a comprehensive search process, the Board determined that Oak is the best person to help Gogo achieve our next phase of growth. Oak is a seasoned executive with a strong track record and his interests are aligned with all shareholders. Oak has made significant contributions to Gogo as a member of our Board and has a deep understanding of our business, strategy and operations. On behalf of the Board, we also thank Michael for building Gogo into a global leader and we wish him the best.”

For a full bio, visit here: https://concourse.gogoair.com/aboutoakthorne/.

About Gogo

Gogo is the inflight internet company. We are the leading global provider of broadband connectivity products and services for aviation. We design and source innovative network solutions that connect aircraft to the Internet, and develop software and platforms that enable customizable solutions for and by our aviation partners. Once connected, we provide industry leading reliability around the world. Our mission is to help aviation go farther by making planes fly smarter, so our aviation partners perform better and their passengers travel happier.

You can find Gogo’s products and services on thousands of aircraft operated by the leading global commercial airlines and thousands of private aircraft, including those of the largest fractional ownership operators. Gogo is headquartered in Chicago, IL with additional facilities in Broomfield, CO and locations across the globe. Connect with us at gogoair.com.